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                                                                  EXHIBIT (h)(5)


                      MASTER ACCOUNTING SERVICES AGREEMENT


     This MASTER ACCOUNTING SERVICES AGREEMENT (the "Agreement") is made this 1st day of July, 1999 by and between A I M ADVISORS, INC., a Delaware corporation (the "AIM") and AIM Investment Funds, a Delaware business trust (the "Trust") with respect to the separate series set forth from time to time in Appendix A to this Agreement (the "Portfolios").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Trust is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Portfolios are separate series of beneficial interests representing interests in separate investment portfolios of the Trust; and

     WHEREAS, the Trust desires to retain AIM to provide the accounting services to the Trust as described herein;

     NOW, THEREFORE, the parties hereby agree as follows:

     1. AIM hereby agrees to provide, or arrange for the provision of the services of a principal financial officer of the Trust (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Trust and the Portfolios, including daily net asset value calculations and the preparation of tax returns; and the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer.

     2. The services provided hereunder shall at all times be subject to the direction and supervision of the Trust's Board of Trustees.

     3. As full compensation for the services performed and the facilities furnished by or at the direction of AIM, the Portfolios shall pay AIM such fees as are determined in accordance with the methodologies established from time to time by the Trust's Board of Trustees. Such amounts shall be paid to AIM on a quarterly basis.

     4. AIM shall not be liable for any error of judgment or for any loss suffered by the Trust or the Portfolios in connection with any matter to which this Agreement relates, except a loss resulting from AIM's willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement.

     5. The Trust and AIM each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.



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     6. Nothing in this Agreement shall limit or restrict the rights of any trustee, officer or employee of AIM who may also be a trustee, officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of AIM to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     7. This Agreement shall continue in effect until June 30, 2001 and shall continue in effect from year to year thereafter; provided that such continuance is specifically approved at least annually:

          (a) (i) by the Trust's Board of Trustees or (ii) by the vote of a majority of the outstanding voting securities of the Trust (as defined in Section 2(a)(42) of the 1940 Act); and

          (b) by the affirmative vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of a party to this Agreement, by votes cast in person at a meeting specifically called for such purpose.

     This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act) or, with respect to one or more Portfolios in the event of termination of the Investment Management and Administration Contract relating to such Portfolio(s) between the Trust and AIM.

     8. This Agreement may be amended or modified, but only by a written instrument signed by both the Trust and AIM.

     9. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (a) to AIM at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention: President, with a copy to the General Counsel, or (b) to the Trust at Eleven Greenway Plaza, Suite 100, Houston, Texas 77046, Attention:
President, with a copy to the General Counsel.

     10. Notice is hereby given that this Agreement is being executed by the Trust by a duly authorized officer thereof acting as such and not individually. The obligations of this Agreement are not binding upon any of the Trustees, officers, shareholders or the investment advisor of the Trust individually but are binding only upon the assets and property belonging to the Trust, on its own behalf or on behalf of a Portfolio, for the benefit of which the Trustees or officers have caused this Agreement to be executed.

     11. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

     12. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.




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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                                 A I M ADVISORS, INC.



Attest: /s/ STEPHEN I. WINER                     By: /s/ ROBERT H. GRAHAM
        -------------------------                    ---------------------------
        Assistant Secretary                          President


(SEAL)


                                                 AIM INVESTMENT FUNDS


Attest:  /s/ OFELIA M. MAYO                      By: /s/ ROBERT H. GRAHAM
         ------------------------                    ---------------------------
         Assistant Secretary                         President

(SEAL)





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                              AIM INVESTMENT FUNDS

               APPENDIX A TO MASTER ACCOUNTING SERVICES AGREEMENT

                                  JULY 1, 1999

AIM Global Health Care Fund
AIM Global Telecommunications and Technology Fund
AIM Global Financial Services Fund
AIM Global Infrastructure Fund
AIM Global Resources Fund
AIM Global Consumer Products and Services Fund
AIM Latin American Growth Fund
AIM Developing Markets Fund
AIM Global Government Income Fund
AIM Strategic Income Fund
AIM Emerging Markets Debt Fund
AIM Global Growth & Income Fund